Exhibit 5.1

[Gibson, Dunn & Crutcher LLP Letterhead]

September 19, 2011

Hewlett-Packard Company

3000 Hanover Street

Palo Alto, CA 94304

Re: Hewlett-Packard Company

$350,000,000 of Floating Rate Global Notes due September 19, 2014

$750,000,000 of 2.350% Global Notes due March 15, 2015

$1,300,000,000 of 3.000% Global Notes due September 15, 2016

$1,000,000,000 of 4.375% Global Notes due September 15, 2021

$1,200,000,000 of 6.000% Global Notes due September 15, 2041

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, file no. 159366 (the “Registration Statement”) of Hewlett-Packard Company, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), the prospectus included therein, the prospectus supplement, dated September 13, 2011, filed with the Commission on September 14, 2011 pursuant to Rule 424(b) of the Securities Act (the “Prospectus Supplement”), in connection with the offering and sale by the Company of $350,000,000 aggregate principle amount of the Company’s Floating Rate Global Notes due September 19, 2014 (the “Floating Rate Global Notes”), $750,000,000 aggregate principle amount of the Company’s 2.350% Global Notes due March 15, 2015(the “2015 Global Notes”), $1,300,000,000 aggregate principle amount of the Company’s 3.000% Global Notes due September 15, 2016 (the “2016 Global Notes”), $1,000,000,000 aggregate principle amount of the Company’s 4.375% Global Notes due September 15, 2021 (the “2021 Global Notes”) and $1,200,000,000 aggregate principal amount of the Company’s 6.000% Global Notes due September 15, 2041 (the “2041 Global Notes” and, together with the Floating Rate Global Notes, the 2015 Global Notes, the 2016 Global Notes and the 2021 Global Notes, the “Notes”).

The Notes have been issued pursuant to an Indenture, dated as of June 1, 2000 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee, and an Officers’ Certificate, dated as of September 19, 2011 (the “Officers’ Certificate”), which establishes the form and terms of the Notes pursuant to Section 301 of the Indenture.

In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Officers’ Certificate and the Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments

September 19, 2011

as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to these opinions, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based on the foregoing and in reliance thereon, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Notes are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Validity of the Global Notes” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP